Exhibit 99.1

News Release | July 15, 2022 Wells Fargo Reports Second Quarter 2022 Net Income of $3.1 billion, or $0.74 per Diluted Share

Company-wide Financial Summary

	Quarter ended
	Jun 30, 2022	Jun 30, 2021
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$17,028	20,270
Noninterest expense	12,883	13,341
Provision for credit losses	580	(1,260)
Net income	3,119	6,040
Diluted earnings per common share	0.74	1.38

Selected Balance Sheet Data ($ in billions)
Average loans	$926.6	854.7
Average deposits	1,445.8	1,435.8
CET1[1]	10.3%	12.1

Performance Metrics
ROE[2]	7.1%	13.6
ROTCE[3]	8.6	16.3

Operating Segments

	Quarter ended	Jun 30, 2022 % Change from
($ in billions)	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021
Average loans
Consumer Banking and Lending	$330.9	2%	—
Commercial Banking	202.0	4	13
Corporate and Investment Banking	298.7	5	18
Wealth and Investment Management	85.9	1	5

Average deposits
Consumer Banking and Lending	898.7	2	8
Commercial Banking	188.3	(6)	(2)
Corporate and Investment Banking	164.9	(3)	(14)
Wealth and Investment Management	173.7	(7)	(1)

Second quarter 2022 results included:
◦$(576) million impairment of equity securities ($(412) million, or $(0.08) per share, net of noncontrolling interests) predominantly in our affiliated venture capital business driven by market conditions

Chief Executive Officer Charlie Scharf commented, “While our net income declined in the second quarter, our underlying results reflected our improving earnings capacity with expenses declining and rising interest rates driving strong net interest income growth. Loan balances increased with growth in both consumer and commercial loans. Credit quality remained strong, and we continued to execute on our efficiency initiatives. Noninterest income declined as higher interest rates and weaker financial markets reduced our venture capital, mortgage banking, investment banking, and brokerage advisory results.”

“Our work to build an appropriate risk and control infrastructure is ongoing and remains our top priority, but we also continue to invest in our businesses to better serve our customers and to help drive growth. This week we launched our fourth new credit card offering in the past year, Wells Fargo AutographSM, reflecting our momentum in growing our consumer credit card business. In addition, as part of our effort to provide a more differentiated experience to our affluent customers, we began the roll out of Wells Fargo Premier, which we will continue to build on in future quarters. We have also continued to invest in our digital capabilities including the relaunch of Intuitive Investor®, our digitally automated investing platform,” Scharf continued.

“Looking ahead, our results should continue to benefit from the rising interest rate environment with growth in net interest income expected to more than offset any further near-term pressure on noninterest income. We do expect credit losses to increase from these incredibly low levels, but we have yet to see any meaningful deterioration in either our consumer or commercial portfolios. Our efficiency initiatives continue to be on track, and the recent Federal Reserve stress test confirmed our strong capital position and our capacity to return excess capital to shareholders through dividends and common stock repurchases,” Scharf concluded.

1 Represents our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 27-28 of the 2Q22 Quarterly Supplement for more information on CET1. CET1 for June 30, 2022, is a preliminary estimate.
2 Return on equity (ROE) represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
3 Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 2Q22 Quarterly Supplement.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Selected Company-wide Financial Information

		Quarter ended		Jun 30, 2022 % Change from
	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021	Mar 31, 2022	Jun 30, 2021
Earnings ($ in millions except per share amounts)
Net interest income	$10,198	9,221	8,800	11%	16
Noninterest income	6,830	8,371	11,470	(18)	(40)
Total revenue	17,028	17,592	20,270	(3)	(16)
Net charge-offs	345	305	379	13	(9)
Change in the allowance for credit losses	235	(1,092)	(1,639)	122	114
Provision for credit losses	580	(787)	(1,260)	174	146
Noninterest expense	12,883	13,870	13,341	(7)	(3)
Income tax expense	613	707	1,445	(13)	(58)

Wells Fargo net income	$3,119	3,671	6,040	(15)	(48)
Diluted earnings per common share	0.74	0.88	1.38	(16)	(46)

Balance Sheet Data (average) ($ in billions)
Loans	$926.6	898.0	854.7	3	8
Deposits	1,445.8	1,464.1	1,435.8	(1)	1
Assets	1,902.6	1,919.4	1,939.9	(1)	(2)

Financial Ratios
Return on assets (ROA)	0.66%	0.78	1.25
Return on equity (ROE)	7.1	8.4	13.6
Return on average tangible common equity (ROTCE) (a)	8.6	10.0	16.3
Efficiency ratio (b)	76	79	66
Net interest margin on a taxable-equivalent basis	2.39	2.16	2.02
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 2Q22 Quarterly Supplement.
(b)The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
Second Quarter 2022 vs. Second Quarter 2021
◦Net interest income increased 16%, primarily due to the impact of higher interest rates, higher loan balances, lower mortgage-backed securities premium amortization, and a decrease in long-term debt. These benefits were partially offset by lower interest income from Paycheck Protection Program (PPP) loans and loans purchased from securitization pools
◦Noninterest income decreased 40%, primarily driven by lower results in our affiliated venture capital and private equity businesses, including impairments driven by market conditions; a decline in mortgage banking income driven by lower originations and gain on sale margins, as well as lower gains from the re-securitization of loans purchased from securitization pools; the impact of divestitures; and lower investment banking fees. These decreases were partially offset by improved results in our Markets business
◦Noninterest expense decreased 3%. Personnel expense was down predominantly reflecting divestitures, lower revenue-related compensation, as well as the impact of efficiency initiatives. Non-personnel expense also decreased, reflecting divestitures and lower consultant spend, partially offset by higher operating losses primarily driven by an increase in litigation accruals and higher customer remediation expense predominantly for a variety of historical matters
◦Provision for credit losses in second quarter 2022 included a $235 million increase in the allowance for credit losses due to loan growth

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021
Capital:
Total equity	$179.8	181.7	193.1
Common stockholders’ equity	158.3	160.0	171.5
Tangible common equity (a)	131.5	133.1	143.6
Common Equity Tier 1 (CET1) ratio (b)	10.3%	10.5	12.1
Total loss absorbing capacity (TLAC) ratio (c)	22.7	22.3	25.1
Supplementary Leverage Ratio (SLR) (d)	6.6	6.6	7.1

Liquidity:
Liquidity Coverage Ratio (LCR) (e)	121	119	123
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 2Q22 Quarterly Supplement.
(b)Represents our CET1 ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 27-28 of the 2Q22 Quarterly Supplement for more information on CET1. CET1 for June 30, 2022, is a preliminary estimate.
(c)Represents TLAC divided by risk-weighted assets (RWAs), which is our binding TLAC ratio, determined by using the greater of RWAs under the Standardized and Advanced Approaches. TLAC for June 30, 2022, is a preliminary estimate.
(d)SLR for June 30, 2022, is a preliminary estimate.
(e)Represents average high-quality liquid assets divided by average projected net cash outflows, as each is defined under the LCR rule. LCR for June 30, 2022, is a preliminary estimate.
◦In June, the Company completed the 2022 Comprehensive Capital Analysis and Review stress test process
▪The Company’s stress capital buffer (SCB) for October 1, 2022, through September 30, 2023 is expected to be 3.2%; the Federal Reserve Board has indicated that it will publish our final SCB by August 31, 2022
▪Third quarter 2022 common stock dividend is expected to be $0.30 per share, up from $0.25 per share, subject to approval by the Company’s Board of Directors at its regularly scheduled meeting in July
Selected Company-wide Credit Information

		Quarter ended
($ in millions)	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021
Net charge-offs	$345	305	379
Net loan charge-offs as a % of average total loans (annualized)	0.15%	0.14	0.18

Total nonaccrual loans	$5,993	6,871	7,371
As a % of total loans	0.64%	0.75	0.86
Total nonperforming assets	$6,123	7,001	7,500
As a % of total loans	0.65%	0.77	0.88

Allowance for credit losses for loans	$12,884	12,681	16,391
As a % of total loans	1.37%	1.39	1.92
Second Quarter 2022 vs. First Quarter 2022
◦Net loan charge-offs remained low. Commercial net loan charge-offs as a percentage of average loans were 0.02% (annualized), compared with a net recovery of (0.02)%. The consumer net loan charge-off rate was 0.33% (annualized), down from 0.35%
◦Nonperforming assets decreased 13%. Nonaccrual loans decreased $878 million driven by a decrease in residential mortgage nonaccrual loans primarily due to sustained payment performance of borrowers after exiting COVID-19-related accommodation programs, as well as a decrease in commercial nonaccrual loans

Operating Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses with annual sales generally up to $10 million. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Jun 30, 2022 % Change from
	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021	Mar 31, 2022	Jun 30, 2021
Earnings (in millions)
Consumer and Small Business Banking	$5,510	5,071	4,714	9%	17
Consumer Lending:
Home Lending	972	1,490	2,072	(35)	(53)
Credit Card	1,304	1,265	1,218	3	7
Auto	436	444	415	(2)	5
Personal Lending	285	293	267	(3)	7
Total revenue	8,507	8,563	8,686	(1)	(2)
Provision for credit losses	613	(190)	(367)	423	267
Noninterest expense	6,036	6,395	6,202	(6)	(3)

Net income	$1,393	1,770	2,138	(21)	(35)

Average balances (in billions)
Loans	$330.9	325.1	331.9	2	—
Deposits	898.7	881.3	835.8	2	8
Second Quarter 2022 vs. Second Quarter 2021
◦Revenue decreased 2%
▪Consumer and Small Business Banking was up 17% primarily due to the impact of higher interest rates and higher deposit balances, partially offset by lower revenue from PPP loans
▪Home Lending was down 53% primarily due to lower mortgage banking income driven by lower originations and gain on sale margins, and lower revenue from the re-securitization of loans purchased from securitization pools. These decreases were partially offset by higher mortgage servicing income
▪Credit Card was up 7% on higher loan balances and reflected higher point of sale volume including the impact of new product launches in 2021
▪Auto was up 5% and Personal Lending was up 7%, in each case primarily due to higher loan balances, partially offset by loan spread compression
◦Noninterest expense decreased 3% reflecting lower revenue-related compensation in Home Lending due to lower production, as well as the impact of efficiency initiatives, partially offset by higher operating losses

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Jun 30, 2022 % Change from
	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021	Mar 31, 2022	Jun 30, 2021
Earnings (in millions)
Middle Market Banking	$1,459	1,246	1,151	17%	27
Asset-Based Lending and Leasing	1,033	1,081	957	(4)	8
Total revenue	2,492	2,327	2,108	7	18
Provision for credit losses	21	(344)	(382)	106	105
Noninterest expense	1,478	1,531	1,443	(3)	2

Net income	$741	857	784	(14)	(5)

Average balances (in billions)
Loans	$202.0	194.4	178.6	4	13
Deposits	188.3	200.7	192.6	(6)	(2)
Second Quarter 2022 vs. Second Quarter 2021
◦Revenue increased 18%
▪Middle Market Banking was up 27% primarily due to the impact of higher interest rates and higher loan balances
▪Asset-Based Lending and Leasing was up 8% driven by higher loan balances
◦Noninterest expense increased 2% primarily due to higher operating costs, partially offset by lower personnel expense due to efficiency initiatives

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Jun 30, 2022 % Change from
	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021	Mar 31, 2022	Jun 30, 2021
Earnings (in millions)
Banking:
Lending	$528	521	474	1%	11
Treasury Management and Payments	529	432	353	22	50
Investment Banking	222	331	407	(33)	(45)
Total Banking	1,279	1,284	1,234	—	4
Commercial Real Estate	1,060	995	1,014	7	5
Markets:
Fixed Income, Currencies, and Commodities (FICC)	934	877	888	6	5
Equities	253	267	206	(5)	23
Credit Adjustment (CVA/DVA) and Other	13	25	(16)	(48)	181
Total Markets	1,200	1,169	1,078	3	11
Other	34	22	12	55	183
Total revenue	3,573	3,470	3,338	3	7
Provision for credit losses	(62)	(196)	(501)	68	88
Noninterest expense	1,840	1,983	1,805	(7)	2

Net income	$1,336	1,258	1,523	6	(12)

Average balances (in billions)
Loans	$298.7	284.5	252.4	5	18
Deposits	164.9	169.2	190.8	(3)	(14)
Second Quarter 2022 vs. Second Quarter 2021
◦Revenue increased 7%
▪Banking was up 4% primarily driven by stronger treasury management results reflecting the impact of higher interest rates, as well as higher loan balances, partially offset by lower investment banking fees reflecting lower market activity. Investment Banking results included a $107 million write-down on unfunded leveraged finance commitments due to market spread widening
▪Commercial Real Estate was up 5% reflecting higher loan balances and the impact of higher interest rates, partially offset by lower commercial mortgage-backed securities gain on sale margins and volumes
▪Markets was up 11% primarily due to higher foreign exchange and commodities trading revenue, as well as higher equities trading, partially offset by lower trading activity in residential mortgage-backed securities and high yield products
◦Noninterest expense increased 2% primarily driven by higher operating costs

Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, private banking, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, consumer bank branches, independent offices, and digitally through WellsTrade® and Intuitive Investor®.
Selected Financial Information

	Quarter ended			Jun 30, 2022 % Change from
	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021	Mar 31, 2022	Jun 30, 2021
Earnings (in millions)
Net interest income	$916	799	610	15%	50
Noninterest income	2,789	2,958	2,926	(6)	(5)
Total revenue	3,705	3,757	3,536	(1)	5
Provision for credit losses	(7)	(37)	24	81	NM
Noninterest expense	2,911	3,175	2,891	(8)	1

Net income	$603	465	465	30	30

Total client assets (in billions)	1,835	2,080	2,143	(12)	(14)

Average balances (in billions)
Loans	$85.9	84.8	81.8	1	5
Deposits	173.7	185.8	175.0	(7)	(1)
NM – Not meaningful
Second Quarter 2022 vs. Second Quarter 2021
◦Revenue increased 5% due to higher net interest income as a result of higher interest rates, partially offset by lower asset-based fees driven by a decrease in market valuations, as well as lower transactional activity

Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and affiliated venture capital and private equity businesses. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company, as well as results for previously divested businesses.
Selected Financial Information

	Quarter ended			Jun 30, 2022 % Change from
	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021	Mar 31, 2022	Jun 30, 2021
Earnings (in millions)
Net interest income	$(619)	(818)	(304)	24%	NM
Noninterest income	(114)	806	3,327	NM	NM
Total revenue	(733)	(12)	3,023	NM	NM
Provision for credit losses	15	(20)	(34)	175	144
Noninterest expense	618	786	1,000	(21)	(38)

Net income (loss)	$(954)	(679)	1,130	(41)	NM
NM – Not meaningful
Second Quarter 2022 vs. Second Quarter 2021
◦Revenue decreased $3.8 billion
▪Net interest income decreased primarily due to higher deposit crediting rates paid to the operating segments, unfavorable hedge ineffectiveness accounting results, and the sale of our Corporate Trust Services business in 2021
▪Noninterest income decreased predominantly driven by lower results in our affiliated venture capital and private equity businesses, including impairments driven by market conditions, the impact of the sales of Wells Fargo Asset Management and our Corporate Trust Services business, and the gain on sale of our student loan portfolio in second quarter 2021, partially offset by higher gains on the sales of securities in our investment portfolio
◦Noninterest expense decreased predominantly due to the impact of business divestitures. In addition, second quarter 2021 included a $79 million write-down of goodwill associated with the sale of student loans

Conference Call
The Company will host a live conference call on Friday, July 15, at 10:00 a.m. ET. You may listen to the call by dialing 1-888-790-1806 (U.S. and Canada) or 312-470-7125 (International/U.S. Toll) and enter passcode: 4859855. The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsevents.com/wf2022q2earnings.

A replay of the conference call will be available from approximately 1:00 p.m. ET on Friday, July 15 through
Friday, July 29. Please dial 1-800-551-8152 (U.S. and Canada) or 203-369-3810 (International/U.S. Toll) and enter passcode: 4581. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsevents.com/wf2022q2earnings.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the performance of our mortgage business and any related exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal proceedings; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters (including the conflict in Ukraine), and any slowdown in global economic growth;
•the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•developments in our mortgage banking business, including the extent of the success of our mortgage loan modification efforts, the amount of mortgage loan repurchase demands that we receive, any negative effects relating to our mortgage servicing, loan modification or foreclosure practices, and the effects of regulatory or judicial requirements or guidance impacting our mortgage banking business and any changes in industry standards;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of impairments of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•negative effects from the retail banking sales practices matter and from other instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;

•resolution of regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;
•changes to U.S. tax guidance and regulations, as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov4.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.

4 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is a leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 41 on Fortune’s 2022 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health and a low-carbon economy.

Contact Information
Media
Beth Richek, 704-374-2545
beth.richek@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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